UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a - 101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)
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☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
EXPRESS-1 EXPEDITED SOLUTIONS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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EXPRESS-1 EXPEDITED SOLUTIONS, INC.
3399 South Lakeshore Drive, Suite 225
Saint Joseph, Michigan 49085
(269) 429-9761
Internet Site: www.express-1.com

April 29, 2009

Dear Fellow Stockholders:

On behalf of the Board of Directors of Express-1 Expedited Solutions, Inc. we invite you to join us at the Annual Meeting (the “Meeting”) of Stockholders, which will be held in the Express-1, Inc. Training Center, located at 441 Post Road, Buchanan, MI 49107 at 4:00 p.m. Eastern Daylight Time (EDT), on June 11, 2009.

At the Meeting, you will be asked to (i) elect two directors of the Company; (ii) ratify the appointment of Pender Newkirk & Company LLP, as independent public accountants for the Company for the year ending December 31, 2009; and (iii) act upon such other business as may properly come before the Meeting or any adjournment(s) or postponement(s) thereof.

Only stockholders of record on April 29, 2009 will be entitled to vote at the meeting or any adjournments thereof. The stock transfer books will not be closed.

We hope that you will be able to attend the Meeting, and we urge you to read the enclosed Proxy Statement before you decide to vote. Whether or not you plan to attend, we encourage you to complete, sign, date and return the enclosed proxy as promptly as possible in order that your shares are represented at the Meeting. We look forward to seeing you at the Meeting.

Sincerely,

Michael R. Welch
Director and Chief Executive Officer

EXPRESS-1 EXPEDITED SOLUTIONS, INC.
3399 South Lakeshore Drive
Saint Joseph, Michigan 49085
April 29, 2009

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 11, 2009

To the Stockholders of Express-1 Expedited Solutions, Inc.:

Notice is hereby given that the Annual Meeting of Stockholders (together with any adjournments or postponements thereof, the “Meeting”) of Express-1 Expedited Solutions, Inc., a Delaware corporation (the “Company”), will be held in the Express-1, Inc. Training Center located at 441 Post Road, Buchanan, MI 49107 at 4:00 p.m. Eastern Daylight Time (EDT), on June 11, 2009, for the purpose of considering and voting upon the following matters:

(1) To elect two members to our Board of Directors;

(2) To ratify the appointment of Pender Newkirk & Company LLP as independent public accountants for the Company for the year ending December 31, 2009;

(3) To transact such other business as may properly come before the Meeting.

These items are more fully described in the accompanying Proxy Statement, which is hereby made a part of this Notice of the Annual Meeting of Stockholders. The Board has fixed the close of business on April 29, 2009 as the record date for the determination of Stockholders entitled to notice of, and to vote at, the Meeting.

A copy of the Company’s Annual Report on Form 10K for the year ended December 31, 2008 is enclosed. The Report is not part of the proxy soliciting material enclosed with this Notice.

Important Notice Regarding the Availability of Proxy Material for the Shareholder Meeting to be Held on June 11, 2009 — The proxy statement and annual report on Form 10-K are available on the Internet at www.ReadMaterial.com/xpo.

BY ORDER OF THE BOARD,

Michael R. Welch
Director and Chief Executive Officer

Buchanan, Michigan
April 29, 2009

All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage-prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares. Additionally, in order to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

PROXY STATEMENT/ANNUAL MEETING OF STOCKHOLDERS OF

EXPRESS-1 EXPEDITED SOLUTIONS, INC.

April 29, 2009

GENERAL INFORMATION

Our Board of Directors is furnishing you with this Proxy Statement to solicit proxies on its behalf to be voted at the Annual Meeting or any adjournment thereof. The Annual Meeting will be held in the Express-1, Inc. Training Center located at 441 Post Road, Buchanan, Michigan 49107, on June 11, 2009, at 4:00 PM EDT.

The Notice of Annual Meeting, Proxy Statement, 2008 Annual Report on Form 10-K and proxy card are being mailed to stockholders on or about April 29, 2009. These same materials are available on the Internet at: www.ReadMaterial.com/xpo. All properly executed written proxies that are received by the Board of Directors will be voted as directed by the stockholders at the Annual Meeting. Each person who is an Express-1 Expedited Solutions, Inc. stockholder of record at the close of business on April 29, 2009, the record date, is entitled to vote at the Annual Meeting or any adjournments thereof. Each stockholder is entitled to one vote for each share of common stock held on the record date.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Proposals to be Voted On

1.	Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by our Board of Directors of proxies to be voted at the Annual Meeting and at any adjournment or postponement thereof.

2.	What items of business will be voted on at the Annual Meeting?

The items of business expected to be voted on at the Annual Meeting are as follows:

•	Election of two directors by the holders of our common stock (Proposal 1); and

•	Ratification of the appointment of Pender Newkirk & Company LLP as our independent registered public accounting firm for the year ending December 31, 2009 (Proposal 2).

3.	What are my voting choices?

You may vote FOR or WITHHOLD authority from voting, on any or all nominees for election as directors. You may vote FOR or AGAINST or you may ABSTAIN from voting on any other matter to be voted on at the Annual Meeting. Your shares will be voted as you specifically instruct. If you sign your proxy or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of our Board of Directors and in the discretion of the proxy holders on any other matters that properly come before the meeting.

4.	How does the Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote your shares FOR each of its two nominees for election to the board, and FOR ratification of Pender Newkirk & Company LLP as our independent registered public accounting firm.

5.	What are the voting requirements to elect the directors and to approve each of the proposals discussed in this Proxy Statement?

To conduct business at the Annual Meeting, a quorum consisting of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, must be present. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

The following are the voting requirements applicable to the matters to be presented for stockholder action at the Annual Meeting:

Proposal 1 — Election of two directors.  The election of directors requires the plurality vote of the shares of Common Stock present in person or represented by proxy and voting, therefore abstentions, broker non-votes or the failure to either return a proxy or to attend the Meeting will have no effect on the election of directors.

Proposal 2 — Ratification of Auditor Selection.  The ratification of Pender Newkirk & Company LLP as our independent public accountants for the year ending December 31, 2009 requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and voted at the Meeting, therefore abstentions, broker non-votes or the failure to either return a proxy or to attend the Meeting will have no effect on the ratification of Pender Newkirk & Company LLP.

If your shares are held in the name of a broker or another holder of record, then your broker or the other holder of record is permitted to vote your shares on the election of directors (Proposal 1) and the ratification of Pender Newkirk & Company LLP as our independent registered public accounting firm (Proposal 2), even if the record holder does not receive voting instructions from you.

6.	Could other matters be decided at the Annual Meeting?

At the date this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.

If you have returned your signed and completed proxy card and other matters are properly presented at the Annual Meeting for consideration, the Board of Directors has granted discretionary authority to Michael R. Welch as an officer of the Company, to vote on those matters for you.

7.	Is my vote confidential?

Yes. All proxy cards, ballots or voting instructions delivered to our transfer agent, National City Bank will be kept confidential.

8.	Where can I find the results of the voting?

We intend to announce preliminary voting results at the Annual Meeting and will publish final results in our Quarterly Report on Form 10-Q for the second quarter of 2009 that we will file with the Securities and Exchange Commission (the “SEC”). The report will be available on the Internet at: www.express-1.com.

How You Can Vote

9.	Who is entitled to attend and vote at the Annual Meeting?

Stockholders as of the close of business on the record date, April 29, 2009, are entitled to attend and vote at the Annual Meeting or any adjournment thereof. As of that date, 32,035,218 shares of common stock were issued and outstanding. You may vote all shares owned by you on the record date, including (a) shares held directly in your name as the stockholder of record, and (b) shares held for you as the beneficial owner through a broker, trustee or other nominee.

10.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, National City Bank, you are considered, for those shares, to be the “stockholder of record.” The Notice of Annual Meeting, Proxy Statement,

2008 Annual Report on Form 10-K and proxy card documents have been sent directly to you by us. If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. The Notice of Annual Meeting, Proxy Statement, 2008 Annual Report on Form 10-K and proxy card have been forwarded to you by your broker, bank or other holder of record who is considered, for those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or on the Internet.

11.	How do I vote?

You may vote using any of the following methods:

•	By Mail. Vote by marking, signing, dating and returning a proxy card. To vote for the Company’s nominees, mark, sign, date, and return the enclosed proxy card in the accompanying envelope.

•	Via the Internet or Telephone. Vote via the Internet or telephone in accordance with the instructions on your proxy card.

•	In Person. All stockholders may vote in person at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the Annual Meeting.

12.	May I change my vote?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•	written notice to the Company (Attention: Chief Executive Officer, 3399 South Lakeshore Drive, Saint Joseph, Michigan 49085);

•	timely delivery of a valid, later-dated proxy or a later-dated vote by telephone or on the Internet; or

•	voting by ballot at the Annual Meeting.

Attendance at the Meeting, however, will not itself constitute the revocation of a proxy. You may obtain a legal proxy as described in the answer to the previous question. All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

13.	What is the deadline to vote?

If you hold shares as the stockholder of record, your vote by proxy must be received before the polls close at the Annual Meeting. If you hold shares as the beneficial owner, please follow the voting instructions provided by your broker, trustee or other nominee.

14.	Who will count the vote?

A representative of National City Bank will tabulate the votes and act as the Inspector of Election.

Attending the Annual Meeting

15.	When and where is the Annual Meeting?

The Annual Meeting will be held in the Express-1, Inc. Training Center located at 441 Post Road, Buchanan, Michigan 49107, on June 11, 2009, at 4:00 p.m. EDT.

16.	Who can attend the Annual Meeting?

You are entitled to attend the Annual Meeting if you were a stockholder at the close of business on April 29, 2009 or you hold a valid proxy to vote at the Annual Meeting.

The meeting will begin promptly at 4:00 p.m. EDT. Check-in will begin at 3:30 p.m. and you should allow ample time for check-in procedures.

Stockholder Proposals and Director Nominations

17.	What is the deadline to submit stockholder proposals to be included in the proxy materials for next year’s Annual Meeting of Stockholders?

Under the rules of the SEC and our bylaws, in order to be considered for inclusion in next year’s proxy statement, all stockholder proposals must be submitted in writing by January 1, 2010 to Express-1 Expedited Solutions, Inc. 3399 South Lakeshore Drive, Suite 225, Saint Joseph, Michigan 49085, Attention: Chief Executive Officer. The notice should contain the text of any proposal, the name and address of the stockholder as they appear in the books of the Company, the number of common shares of the Company that are beneficially owned by the stockholder, and any material interest of the stockholder in such business.

18.	How does a stockholder recommend or nominate someone to be considered for election as a director of the Company?

Any member of the Board of Directors or any stockholder or group of stockholders entitled to vote in an election meeting and who is a stockholder of record at the time of making any such notice may nominate or recommend any person as a nominee for director by submitting such recommendation or notice of nomination in writing to the Chairman of the Nominating Committee. Candidates recommended by stockholders will be considered for appointment to the board. In considering candidates submitted by stockholders, the Nominating Committee will take into consideration the needs of the Board of Directors and the qualifications of the candidate. The Nominating Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a candidate considered by the Nominating Committee, a stockholder must submit the recommendation in writing and must include the following information:

(i) The name of the stockholder and evidence of the person’s ownership of our common stock, including the number of shares owned and the length of time of ownership; and

(ii) The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the person’s consent to be named as a director if selected by the Nominating Committee and nominated by the Board of Directors.

The stockholder recommendation and information described above must be addressed to our Chief Executive Officer at 3399 South Lakeshore Drive, Suite 225, Saint Joseph, Michigan 49085, and must be received by our Chief Executive Officer not less than 120 days prior to the anniversary date of our most recent annual meeting of stockholders. If, however, we did not hold an annual meeting the previous year, or if the date of the annual meeting to which the recommendation applies has been changed by more than 30 days from the anniversary date of our most recent annual meeting of stockholders, then the recommendation and information must be received not later than the close of business on the 10th day following the day on which notice of the date of the meeting is mailed or public disclosure of the date of the meeting is made, whichever occurs first.

Proxy Materials and Solicitation of Proxies

19.	Who pays the solicitation expenses for this Proxy Statement and related Company materials?

The expense of this solicitation will be borne by the Company. Solicitation will be primarily by use of the mails. Executive officers and other employees of the Company may solicit proxies, without additional compensation, personally and by telephone and other means of communication. The Company will reimburse brokers and other persons holding Common Stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxies and proxy materials to beneficial owners.

20.	What is “householding” and how does it affect me?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Notice of Annual Meeting, Proxy Statement, and 2008 Annual Report on Form 10-K, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Stockholders who participate in householding will continue to receive separate proxy cards.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of our Notice of Annual Meeting, Proxy Statement and 2008 Annual Report on Form 10-K, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our transfer agent, National City Bank in writing at:

National City Bank Department 5352
Shareholders Services Operations
P.O. Box 92301
Cleveland, Ohio 44101-4301

If you participate in householding and wish to receive a separate copy of this Notice of Annual Meeting, Proxy Statement and 2008 Annual Report on Form 10-K, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact National City Bank as indicated above.

Beneficial owners can request information about householding from their banks, brokers or other holders of record.

21.	What should I do if I receive more than one set of proxy materials?

You may receive more than one set of proxy materials, including multiple proxy or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy and voting instruction card that you receive.

22.	What should I do if I wish to obtain a copy of the Annual Report on Form 10-K?

A copy of our Annual Report on Form 10-K for the year ended December 31, 2008 is enclosed with this Proxy Statement. We will furnish, without charge, a copy of the Annual Report on Form 10-K, including financial statements and schedules thereto (but not including exhibits) to each of our stockholders of record on April 29, 2009, and to each beneficial stockholder on that date upon written request made to the Chief Executive Officer, Express-1 Expedited Solutions, Inc., 3399 South Lakeshore Drive, Suite 225, Saint Joseph, Michigan 49085.

23.	Can I receive an electronic delivery of proxy materials and annual reports?

Yes, this Proxy Statement, the accompanying Notice of Annual Meeting; the Company’s 2008 Annual Report on Form 10K and the Proxy Card are available on the Internet at: www.ReadMaterial.com/xpo.

PROPOSAL 1

ELECTION OF DIRECTORS

Two directors are to be elected at the Meeting. The nominees of the Board are set forth below, as are the members of the Board who are not up for reelection at this meeting. The members of the Board that are up for re-election have each been nominated to continue to serve as directors of the Company. In the event any nominee is unable or declines to serve as a director at the time of the Meeting, the proxies will be voted for any nominee who shall be designated by the Board to fill the vacancy. If additional persons are nominated for election as directors, then the proxy holders intend to vote all proxies received by them for the nominees listed below unless instructed otherwise. As of the date of this Proxy Statement, the Company is not aware of any nominee who is unable or who will decline to serve as a director, if elected.

Our Board currently serves under staggered three-year terms of service, under which a portion of our board members are up for re-election in conjunction with our annual meeting each year. At the upcoming meeting to be held on June 11, 2009 the terms of our Class II directors, Messrs. James J. Martell and Calvin (“Pete”) R. Whitehead will expire and each of these Board members is up for re-election. Our Class I Directors, Messrs. Michael R. Welch, Jay N. Taylor and Daniel Para, serve for terms that will expire in conjunction with our annual meeting in 2011. Our Class III directors, Mrs. Jennifer Dorris and Mr. John Affleck-Graves, serve for terms to expire in conjunction with our annual meeting in 2010.

Nominees

Set forth below are the names, ages, positions and offices held and a brief description of the business experience of each person nominated to serve or currently serving as a director of the Company.

Independent Directors up for Election at the Annual Meeting on June 11, 2009

Class II Directors

James J. Martell, age 54, is a Director of the Company and serves as the Chairman of the Board for the Company. Mr. Martell was initially appointed as a Director in January 2005. Mr. Martell has 30 years of experience in the transportation and logistics sector and related industries. Mr. Martell has served as an Independent Operating Executive to companies operating in the transportation and logistics sector and related industries from 2004 to the present. From 1999 through 2004, Mr. Martell served as chief executive officer for SmartMail Services, Inc., a high-volume shipper of flats and parcels for corporate mailings. In 2004, SmartMail was acquired by Deutsche Post AG, ending Mr. Martell’s tenure as chief executive officer. From 1993 to 1998, Mr. Martell served as executive vice president of Americas for UTI Worldwide Inc., a publicly traded non-asset based global integrated logistics company with gross revenues in excess of $500 million in 1998. From 1990 to 1993, Mr. Martell held the position of international vice president and chief executive officer of Burlington Air Express Canada. From 1985 to 1989, Mr. Martell served as general manager/senior manager of Federal Express Canada Limited, and its predecessor companies, where he managed the creation of Federal Express Corporation’s Canadian operation. From 1979 to 1985, Mr. Martell served as regional manager for industrial engineering at Federal Express Corporation, and from 1975 to 1979, he was station/city manager for United Parcel Service, Inc. Mr. Martell currently serves as a director of several privately held companies and trade groups including Vision Holdings Logistics, 3PD, Ozburn-Hessey Logistics and Cirrus Air Craft. Mr. Martell received his B.S. in Business Administration from Michigan Technological University and has completed coursework towards a Masters of Education from Brock University.

Calvin (“Pete”) R. Whitehead, age 61, currently serves as a Director of the Company and serves as the Chairperson of the Nominating and Compensation Committees. Mr. Whitehead was initially appointed as a Director in January 2005. Mr. Whitehead is a retired former President of Atlantic Automotive Components, a joint venture of Ford/Visteon and Venture Industries, in Benton Harbor Michigan. While serving as president from 1995 to 2003, Mr. Whitehead oversaw revenue growth from $18 million to over $90 million. From 1992 to 1995 Mr. Whitehead was the General Manufacturing Manager for Toledo Molding and Die and was responsible for 4 manufacturing plants and corporate quality. From 1967 to 1992 Mr. Whitehead held various management positions within Ford Motor Company, both in manufacturing and engineering in the U.S. and in Europe. Mr. Whitehead received his Bachelor of Science degree in Business Management from Virginia Polytechnic Institute.

Independent Directors Not Up for Election at the Annual Meeting on June 11, 2009

John F. Affleck-Graves, age 58, currently serves as a Director of the Company and was appointed to this position in October 2006. Dr. Affleck-Graves is the Executive Vice President (EVP) at the University of Notre Dame. In his position at Notre Dame, Dr. Affleck-Graves is responsible for administration of the University’s $650 million annual operating budget and an endowment of more than $5 billion. He is also responsible for the University’s workforce of more than 4,000 employees, and he oversees the University’s construction program. Prior to becoming EVP, in 2004, Dr. Affleck-Graves served for three years as vice president and associate provost at the University. He served on the Notre Dame faculty from 1986 to 2000, the final three years as chairman of the Department of Finance and Business Economics. Dr. Affleck-Graves taught from 1975 to 1986 at the University of Cape Town, where he earned bachelor’s, master’s and doctoral degrees. In addition to his work at Notre Dame,

Dr. Affleck-Graves has served as a consultant for numerous companies including Allied Signal, Merck, Old Mutual, and Pharmacia and Upjohn. In recent years he has served on the boards of Student Loan Corporation and St Joseph’s Capital Bank. He is the author of more than 50 articles that deal with aspects of initial public offerings, valuation and asset pricing models, and shareholder value-added methodology.

Jennifer H. Dorris, age 41, currently serves as a Director of the Company and also serves as the Chairperson of the Audit Committee. Mrs. Dorris was initially appointed as a Director in April 2005. Ms. Dorris has extensive experience in building an effective financial team in a high-growth environment, implementing financial systems, integrating acquisitions and centralizing accounting functions. She is the Chief Financial Officer of Prommis Solutions, a leading provider of outsourced foreclosure and bankruptcy processing services to law firms on behalf of their mortgage servicers. Great Hill Partners, the majority owner, is a Boston-based private equity firm with $1.5 billion of capital under management. Mrs. Dorris manages all the corporate finance and human resource functions including financial reporting, budgeting, financial acquisition diligence, annual audits and tax compliance. Mrs. Dorris has led and managed the financial diligence of numerous acquisitions throughout her career. Ms. Dorris has also developed acquisition pipelines to stimulate fast growth in acquisitive companies. Previously, Mrs. Dorris was the Chief Financial Officer of Smartmail, LLC. Mrs. Dorris was instrumental in Smartmail achieving its strategic goals by pursuing and attaining growth initiatives, building an exceptional financial team, and completing and integrating strategic acquisitions. Previous to this, Mrs. Dorris was the Vice President and Controller for WebMD were she led the centralization of over 20 acquired entities into a common financial platform. While at WebMD, Mrs. Dorris prepared the Company to go public, was instrumental in the S-1 filing and subsequent SEC reporting. Her background also includes public accounting and has been a CPA licensed in Georgia since 1996. Mrs. Dorris holds a M.B.A. in Finance and a B.A. in accounting from Georgia State University.

Jay N. Taylor, age 61, currently serves as a Director of the Company and as a member of the Audit and Acquisition Committees. Mr. Taylor was initially appointed as a Director in March 2004. Mr. Taylor co-founded Capital Resource Partners, Inc. in 1998 as an investment-banking firm focused on providing merger and acquisition services to the transportation and logistics industry. He has represented many transportation buyers and sellers and evaluated dozens of trucking and logistics companies. In 1995, Mr. Taylor was co-founder, President & CEO of Ampace Corporation, which was an asset-based, publicly traded trucking company serving Fortune 500 shippers. Before that he was Senior Vice President of Country Wide Truck Service, Inc., Senior Vice President of Tri-State Motor Transit, Inc., both public companies and a management consultant focused on trucking company operating performance improvement. From 1979 to 1987, Mr. Taylor was a Vice President of Schneider National, Inc. responsible for marketing, planning and business development for the largest truckload carrier in North America. He was also General Manager of Schneider’s western division. Mr. Taylor received his MBA from the University of Iowa in finance and his BS from Iowa State University, concentrating in transportation.

Executive Officers and Directors that are not Independent

Michael R. Welch, age 46, joined the Company, in August of 2004 as President and was appointed to the Board of Directors at that time. Mr. Welch was appointed CEO of the Company in June 2005. Mr. Welch’s primary focus is on providing executive leadership and further expanding the Company’s footprint within the market place for premium transportation and logistics services. Mr. Welch has been involved in the transportation industry for over twenty years with expertise in the expediting industry. In 1989 Mr. Welch co-founded Express-1, Inc., a Midwest based expedited carrier, which grew to a $50 million dollar company, and now serves as one of our operating companies. Mr. Welch has a Bachelor of Science degree in Industrial Marketing from Western Michigan University.

Daniel Para, age 56, currently serves as a Director of the Company and as the Director of Business Development. Mr. Para was initially appointed as a Director in January 2008. Mr. Para founded Concert Group Logistics, LLC in 2001 and successfully built a team which grew that operation into a concern generating over $47 million in revenue annually through 24 independently owned stations. Prior to the sale of the assets of Concert Group Logistics LLC to Concert Group Logistics, Inc. a wholly owned subsidiary of Express-1 Expedited Solutions, Inc. in January of 2008, Mr. Para served as its CEO. Mr. Para was formerly the President and COO of Seko Worldwide, Inc. from 1976 to 1997 when it was sold to US Freightways, Inc. Mr. Para’s career continued as the President, CEO and Group President of USF Worldwide Division of US Freightways, Inc. from 1998 — 2000.

Mr. Para is currently a Founder and Board Member of Burr Ridge Bank & Trust and a partner in Para Brothers, LLC, which focuses on strategic investments in commercial real estate.

There are no family relationships among any of the certifying executive officers or directors of the Company. The CEO does have family relationships with one of our managers, (John Welch — Controller) and one of our employees (William Welch). Each of these employment relationships existed prior to the purchase of Express-1, Inc. No arrangement or understanding exists between any executive officer or director and any other person pursuant to which any executive officer was selected as an executive officer of the Company or any director was appointed to the Company’s board. Executive officers of the Company are elected or appointed by the Board and hold office until their successors are elected or until their death, resignation or removal.

Related Party Transactions

Transactions with Related Persons

In April 2009, the Company contracted the services of Daniel Para to serve as the Director of Business Development. In this capacity, Mr. Para will oversee all Company activity related to merger and acquisition activity, new station recruitment, and sales development. His remuneration for these services is $10,000 per month.

In January 2008, in conjunction with the Company’s purchase of substantially all the assets of Concert Group Logistics, LLC (“Concert Transaction”), Daniel Para, was appointed to the Board of Directors of the Company. Prior to the completion of the Concert Transaction, Mr. Para served as the Chief Executive Officer of Concert Group Logistics, LLC, and was its largest shareholder. The Company purchased substantially all the assets of Concert Group Logistics, LLC for $9.0 million in cash, 4,800,000 shares of the Company’s common stock and the assumption of certain liabilities. The transaction contained performance targets, whereby the sellers of Concert Group Logistics, LLC could earn up to $2,000,000 of additional consideration, based upon future performance. During March of 2009, the final earnout settlement with CGL was completed for consideration totaling $1.2 million that included a $1.1 million cash payment in addition to the forgiveness of a $87,000 debt. The settlement included a general release between the Company and the former owners of Concert Group Logistics, LLC. Subsequent to the release, the Company has no further obligations related to the earnout provisions of the Concert Transaction. Mr. Para was recused from the Board of Directors during all discussions regarding this settlement and from all votes on the settlement amount, terms and conditions. As the largest shareholder of Concert Group Logistics, LLC, Mr. Para was entitled to receive, either directly or through his family trusts and partnerships, approximately 85% of the proceeds transferred in the initial purchase transaction and the subsequent settlement transaction. Mr. Para is the largest shareholder of the Company, through holdings attributable to himself and Daniel Para Investments.

In January 2008, in conjunction with the Concert Group Logistics acquisition, the Company entered into a lease on approximately 6,000 square feet of office space located within an office complex at 1430 Branding Avenue, Downers Grove, Illinois 60515. The lease calls for, among other general provisions, rent payments in the amount of $98,000, $101,000, $104,000 and $107,000 to be paid for 2009 and the three subsequent years thereafter. The building is owned by an Illinois Limited Liability Company, which has within its ownership group, Daniel Para, the former CEO of Concert Group Logistics, LLC.

In August of 2004, the Company acquired Express-1, Inc. and contractually agreed to provide contingent earn-out payments to the former owners of Express-1, provided certain performance goals were achieved. Among the goals were specified revenue growth rates and gross margin requirements. Michael R. Welch, the Company’s CEO, was a principle within the ownership group of Express-1, Inc. The Company satisfied its remaining contractual earnout payment to the former owners of Express-1 with the payment of $2.0 million during March 2008.

Review, Approval, or Ratification of Transactions with Related Parties

The Company has adopted a policy restricting significant transactions between the Board itself and related parties and has informally outlined an approval and review process to take place in the event related party transactions are later deemed in the interest of the Company. The Board of Directors acts on these matters and potential related parties abstain from this discussion and any votes on the issue.

Among the items considered during 2008, was the performance of Express-1 for 2007 for the purpose of determining whether the parameters of an earn-out arrangement contained within the Express-1, Inc. purchase agreement had been met and to further determine the form of payment, either cash or common stock or a combination thereof. It was the opinion of the Board, that an amount of $2.0 million was payable under the terms of the purchase agreement; and further concluded that the form of payment should be cash. The Board reached this conclusion, after considering the Company’s ability to generate cash from operations; the then current Company cash position; the availability of funds and borrowing rate upon the Company’s line of credit and, the opinions of the former owners of Express-1.

During the first quarter of 2009, the Board evaluated the following issues in determining the Concert Group Logistics earnout: i) the financial position of its Concert Group Logistics business unit, ii) the performance of Concert Group Logistics within the Company’s portfolio during the full year of 2008, iii) the potential disruption to the productivity of Concert Group Logistics’ business operations during 2009, and iv) complications within certain business integration processes due to the existence of a performance based earnout. Based upon this evaluation, the Board concluded that it was in the best interest of the Company to settle all current and future earnout claims with the sellers of Concert Group Logistics, LLC. The Board reached this conclusion, after considering the Company’s ability to generate cash from operations; the then current Company cash position; the availability of funds and borrowing rate upon the Company’s line of credit and, the opinions of the Company’s executive management team. The Company concluded the settlement during the first quarter of 2009.

Director Attendance at Annual Meetings and Board Meetings

It is our policy that directors are invited and encouraged to attend our Annual Meetings. All directors attended our last Annual Meeting, and are expected to attend the Meeting this year.

During the year ended December 31, 2008, the Board met three times. All Board and committee members attended 75% or more of the meetings. The Board is currently comprised of Jim Martell, Jay Taylor, Pete Whitehead, Jennifer Dorris, John Affleck-Graves, Dan Para and Mike Welch.

Director Independence

The Board has determined that all of the members of the Board, other than Mr. Welch and Mr. Para are “independent” as defined in the NYSE AMEX Equities Rules. Mr. Welch is not considered independent because he serves as the Chief Executive Officer of the Company. Mr. Para is not considered independent because he serves as the Company’s Director of Business Development. As required under applicable NYSE AMEX Equities Rules, the Company’s independent directors meet regularly in executive sessions at which only they are present.

The Audit Committee

The Board has established an audit committee (the “Audit Committee”). The Audit Committee is comprised of Jennifer Dorris, Jay Taylor and John Affleck-Graves, with Mrs. Dorris serving as its Chairperson and “Financial Expert,” as defined in Regulation S-K. The members of the Audit Committee are independent as defined by the NYSE AMEX Equities Listing Standards.

During 2008, the Audit Committee met in-person three times. In addition to these meetings, the Audit Committee conducted four conference calls in conjunction with the Company’s earnings releases and the review of its financial statements by the independent auditors. All members of the Audit Committee attended 75% or more of the meetings. The Audit Committee convenes when deemed appropriate or necessary by its members.

The Company’s Board of Directors has adopted a written charter for the Audit Committee, which is available on the Company’s website www.express-1.com under the heading “Audit Committee Charter” in the Investor Relations section.

The primary functions of the Audit Committee are set forth in its charter and include: (i) selecting the independent auditors; (ii) reviewing the results and scope of the audit and other services provided by the Company’s independent auditors, and (iii) reviewing and evaluating the Company’s internal control functions, in support of the integrity of the Company’s financial statements.

As an advisory function of the Audit Committee, members also participate in financings, review budgets prior to presentation to the Board of Directors and review budgeted performance versus actual performance reports.

The Audit Committee reports as follows:

(i) The Audit Committee reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2008 with the Company’s management;

(ii) The Audit Committee discussed with Pender Newkirk & Company LLP (“Pender Newkirk”) the Company’s independent public accountant for the year ending December 31, 2008, the matters required to be discussed by Statement of Auditing Standards 61;

(iii) The Audit Committee received the written disclosures and the letter from Pender Newkirk required by Independent Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed Pender Newkirk’s independence with representatives of Pender Newkirk; and

(iv) Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.

By:	Jennifer Dorris, Chairperson
Jay Taylor
John Affleck-Graves

Direct Stockholder Communication with the Audit Committee

Anonymous and direct communication with the Chairperson of the Audit Committee is available on the Company’s website, www.express-1.com, under the caption, “Corporate Compliance” in the Investor Relations section.

The Nominating Committee

In 2005, the Board established a nominating committee (the “Nominating Committee”), which is currently comprised of only one Board Member, Pete Whitehead, who serves as the Chairperson. From time-to-time, as deemed necessary by the Board of Directors, other Board members assist Mr. Whitehead on Nominating Committee matters. Mr. Whitehead qualifies as independent as defined by the NYSE AMEX Equities Listing Standards. During 2008, the Nominating Committee met three times, in conjunction with regularly scheduled Board meetings. Mr. Whitehead and other participating board members attended at least 75% of the Nominating Committee meetings during 2008. The Nominating Committee convenes when deemed appropriate or necessary by its chairperson and the board of directors. The Company has adopted a written Charter of the Nominating Committee.

The Nominating Committee performs the following functions:

(i) Recommends individuals qualified to serve as directors of the Company to the Board of Directors for the approval by a majority of the independent directors;

(ii) Recommends to the Board of Directors, directors to serve on committees of the Board of Directors;

(iii) Advises the Board of Directors with respect to matters relating to the composition, procedures and committees of the Board of Directors;

(iv) Develops and recommends to the Board of Directors a set of corporate governance principles applicable to the Company and oversees corporate governance matters generally; and

(v) Oversees the evaluation of individual directors and the Board of Directors as a whole.

All director candidates recommended by the Nominating Committee must be consistent with the Board of Directors’ criteria for selecting directors. These criteria include the possession of such knowledge, experience, skills, expertise and diversity so as to enhance the Board of Directors’ ability to manage and direct the affairs and business of the Company, including, when applicable, to enhance the ability of committees of the Board of Directors to fulfill their duties and/or to satisfy any independence requirements imposed by law, regulation or the NYSE AMEX Equities listing requirements. In addition, the Nominating Committee examines, among other things, a candidate’s ability to make independent analytical inquiries, understanding of our business environment, potential conflicts of interest, independence from management and the Company, integrity and willingness to devote adequate time and effort to responsibilities associated with serving on the Board of Directors.

The Nominating Committee identifies potential nominees by asking current directors and executive officers to notify the Committee if they become aware of persons meeting the criteria described. The Nominating Committee also, from time to time, may engage firms that specialize in identifying director candidates. As described elsewhere herein under the caption “Stockholder Proposals and Director Nominations,” the Committee will also consider candidates recommended by stockholders.

Once a person has been identified by the Nominating Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating Committee determines that the candidate warrants further consideration, the Chairperson or a member of the Board appointed to serve on the Nominating Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board of Directors, the Nominating Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the Board of Directors may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

The Compensation Committee

Purpose, Functions, Composition, and Meetings.  The purpose of the Compensation Committee is to review, analyze, recommend, and approve all aspects of executive compensation. As more fully outlined in the Compensation Committee’s charter, which is available on the Company’s website at www.express-1.com under the caption “Corporate Governance,” the primary functions of the Compensation Committee include:

(i) reviewing and approving corporate goals and objectives relating to the compensation of the Chief Executive Officer, evaluating the Chief Executive Officer’s performance in light of those objectives, and determining and approving the Chief Executive Officer’s compensation based upon this evaluation;

(ii) reviewing and making recommendations to the Board regarding the compensation of our other executive officers;

(iii) reviewing and approving all forms of incentive compensation, including stock options and other stock-based awards to our executive officers; and

(iv) administering our stock option plan as in effect from time-to-time.

As of December 31, 2008, the Compensation Committee was comprised of Pete Whitehead, Dan Para and Jim Martell, with Mr. Whitehead serving as Chairperson. Mr. Para resigned on April 3, 2009 in connection with his appointment as Director of Business Development. The Compensation Committee met three times in 2008. At those meetings, the Compensation Committee approved executive bonuses for fiscal year 2007, approved the compensation of, and option grants awarded to, our executive officers during fiscal year 2008, established cash bonus performance targets for 2008, issued its Report of the Compensation Committee for inclusion in this proxy statement, and reviewed the compensation of our directors who are not 10% shareholders, officers, or employees of ours (“Outside Directors”). See “Executive Compensation — Compensation Discussion and Analysis” for a discussion of, including the Compensation Committee’s role in implementing, our processes and procedures for setting executive compensation. See “Executive Compensation — Director Compensation” for a discussion of, including the Compensation Committee’s role in implementing, our processes and procedures for setting director compensation.

Compensation Committee Interlocks and Insider Participation

During 2008, none of the current members of the Compensation Committee have been, or are, an officer or employee of our company. One member of the Committee, Mr. Martell, briefly served as the Company’s Interim CEO during 2004 and 2005. During 2008, none of our executive officers served as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that had one or more executive officers serving as a member of our Board of Directors. See “Transactions with Related Persons” for a description of certain transactions between us and our other directors, executive officers, or their affiliates, and “Executive Compensation — Director Compensation” for a description of compensation of the members of the Compensation Committee.

Compensation Committee Report

We have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on that review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in Express-1 Expedited Solutions, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008.

By: Pete Whitehead, Chairperson
     James Martell

The Acquisition Committee

During 2008, the Board of Directors established an Acquisition Committee of the Board of Directors. Members of the Acquisition Committee include Michael Welch, Daniel Para and Jay Taylor, with Mr. Welch serving as its Chairperson. The Board commissioned the Acquisition Committee to identify and evaluate potential, merger, acquisition and other transactional opportunities presented to the Company. The Committee evaluates each opportunity, as presented, and determines whether the merits of each warrant further discussion among the full Board of Directors. At the present time, the Acquisition Committee is still in its formative stage and has not adopted a formal charter, which when adopted, will be available upon the Company’s website www.express-1.com under the caption “Corporate Governance.”

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

Overview and Philosophy of Compensation

The Compensation Committee has the responsibility to review, recommend, and approve all executive officer compensation arrangements. The Compensation Committee has the specific responsibility to (i) review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer (“CEO”), (ii) evaluate the performance of our CEO in light of those goals and objectives, and (iii) determine and approve the compensation level of our CEO based upon that evaluation. The Compensation Committee also has the responsibility to annually review the compensation of our other executive officers and to determine whether such compensation is reasonable under existing facts and circumstances. In making such determinations, the Compensation Committee seeks to ensure that the compensation of our executive officers aligns the executives’ interests with the interests of our shareholders. The Compensation Committee must also review and approve all forms of incentive compensation, including stock option grants, stock grants, and other forms of incentive compensation granted to our executive officers. The Compensation Committee takes into account the recommendations of our CEO in reviewing and approving the overall compensation of the other executive officers.

We believe that the quality, skills, and dedication of our executive officers are critical factors affecting our long-term value and success. Thus, one of our primary executive compensation goals is to attract, motivate, and retain qualified executive officers. We seek to accomplish this goal by rewarding past performance, providing an incentive for future performance, and aligning our executive officers’ long-term interests with those of our shareholders. Our compensation program is specifically designed to reward our executive officers for individual performance, years of experience, contributions to our financial success, and creation of shareholder value. Our compensation philosophy is to provide overall compensation levels that (i) attract and retain talented executives and motivate those executives to achieve superior results, (ii) align executives’ interests with our corporate strategies, our business objectives, and the long-term interests of our shareholders, and (iii) enhance executives’ incentives to increase our stock price and maximize shareholder value. In addition, we strive to ensure that our compensation, particularly salary compensation, is consistent with our constant focus on controlling costs. Our primary strategy for building senior management depth is to develop personnel from within our company to ensure that our executive team as a whole remains dedicated to our customs, practices, and culture, recognizing, however, that we may gain talent and new perspectives from external sources.

Elements of Compensation

Our compensation program for executive officers and senior managers generally consists of the following five elements:

(i) base salary;

(ii) performance-based annual cash bonus determined primarily by reference to objective financial and operating criteria;

(iii) long-term equity incentives in the form of stock options and other stock-based awards or grants;

(iv) specified perquisites; and

(v) employee benefits that are generally available to all of our employees.

The Compensation Committee has the responsibility to make and approve changes in the total compensation of our executive officers, including the mix of compensation elements. In making decisions regarding an executive’s total compensation, the Compensation Committee considers whether the total compensation is (i) fair and reasonable, (ii) internally appropriate based upon our culture and the compensation of our other employees, and (iii) within a reasonable range of the compensation afforded by other opportunities. The Compensation Committee also bases its decisions regarding compensation upon its assessment of the executive’s leadership, individual performance, years of experience, skill set, level of commitment and responsibility required in the position, contributions to our financial success, the creation of shareholder value, and current and past compensation. In determining the mix of compensation elements, the Compensation Committee considers the effect of each element in relation to total compensation. Consistent with our desired culture of industry leading performance and cost control, the Compensation Committee has attempted to keep base salaries at moderate levels for companies within our market and total capitalization and weight overall compensation toward incentive cash and equity-based compensation. The Compensation Committee specifically considers whether each particular element provides an appropriate incentive and reward for performance that sustains and enhances long-term shareholder value. In determining whether to increase or decrease an element of compensation, we rely upon the Compensation Committee’s judgment concerning the contributions of each executive and, with respect to executives other than the CEO, we consider the recommendations of the CEO. We generally do not rely on rigid formulas (other than performance measures under our annual cash bonus program) or short-term changes in business performance when setting compensation.

The following is a discussion of each element of our compensation program, including (i) why we choose to pay each element, (ii) how we determine the specific amount to pay for each element, and (iii) how each element, and our decisions regarding each element, fit into our overall compensation objectives and affect decisions regarding other elements. We also discuss the specific decisions we made with respect to the compensation of our Chief Executive Officer and Chief Financial Officer for the fiscal year ended December 31, 2008 (collectively, the “Named Executive Officers” or “NEO’s”). We made all such decisions in the context of us achieving profitability and strong top-line growth in our operations.

Base Salary

We pay base salaries at levels that reward executive officers for ongoing performance and that enable us to attract and retain highly qualified executives, but not at a level that allows them to achieve the overall compensation they desire. Base pay is a critical element of our compensation program because it provides our executive officers with stability. Such stability allows our executives to focus their attention and efforts on creating shareholder value and other business objectives. In determining base salaries, we consider an executive’s qualifications and experience, including, but not limited to, the executive’s industry knowledge and the quality and effectiveness of the executive’s leadership, scope of responsibilities, past performance, and future potential of providing value to our shareholders. Although we do not believe it is appropriate to establish compensation levels based solely on benchmarking because of geographic and incentive compensation differences, we consider base salaries of executives having similar qualifications and holding comparable positions in companies similarly situated to ours. We set our base salaries at a level that allows us to pay a portion of an executive officer’s total compensation in the form of perquisites, cash bonuses, and long-term incentives. We believe that such a mix of compensation helps us incent our executives to maximize shareholder value. We consider adjustments to base salaries annually to reflect the foregoing factors but do not apply a specific weighting to such factors.

Base Salary of Our Chief Executive Officer

In July 2008, the Compensation Committee of our Board of Directors, composed exclusively of independent outside directors, reviewed the overall compensation of Michael Welch, our CEO. As part of this review, the Compensation Committee analyzed the compensation of numerous publicly traded companies similarly situated to ours, including some publicly traded transportation companies. Based upon this review; the committee set Mr. Welch’s base salary at $200,000 for payroll periods after that date. The decision was based in part on i) a review of the Company’s financial performance over the past few years, ii) the significant increase in size and scope of the company based upon the acquisition of Concert Group Logistics, and iii) the compensation of various peer companies within the transport sectors. Our performance and the acquisition of Concert Group Logistics has been explained more fully within our annual report on Form 10-K.

Base Salary of Our Other Named Executive Officer

In August 2008, the Compensation Committee approved a $15,000 annual base salary increase for our Chief Financial Officer who is our other Named Executive Officer.

The following table reflects the adjustments we made from 2007 to 2008 to the base salaries of our Named Executive Officers, as well as the date the 2008 increases became effective. Base salaries of our NEO’s are reviewed, and if warranted adjusted by the Compensation Committee and Board of Directors, in close proximity to the anniversary date of appointment to the executive’s respective position. The amounts reflected within the columns represent the amount of base salary for each NEO as of December 31 of each respective year represented.

	2007 Base	2008 Base
	Salary	Salary
Named Executive Officer and Principal Position	($)	($)

Michael R. Welch, CEO (effective July 1, 2008)	185,000	200,000
Mark K. Patterson, former Chief Financial Officer (effective August 1, 2008)	145,000	160,000

TOTAL	330,000	360,000

Performance-Based Annual Cash Bonuses

In February 2008, our Board of Directors modified and approved our 2008 Executive Cash Bonus Plan (“Cash Bonus Plan”). We use our Cash Bonus Plan to provide annual incentives to executive officers and members of our management team in a manner designed to (i) link increases in compensation to increases in our revenues and income in order to reinforce our focus on creating shareholder value, (ii) reinforce our desire to control costs, and (iii) link a significant portion of our executives’ compensation to the achievement of such goals. Cash bonuses are designed to reward executives and other managers for their contributions to our financial and operating performance and are based primarily upon our financial results. Weighting is apportioned between revenue and earnings growth targets, as determined by the Compensation Committee each year. The bonus remains discretionary, and may be adjusted at any time until final payment, at the sole discretion of the Board of Directors.

Under the Cash Bonus Plan, the Compensation Committee sets growth and performance targets for each business unit as well as the overall Company. Performance targets are typically limited to revenue and earnings, but can be modified each plan year, based upon the Compensation Committee’s discretion. Percentages are assigned to each component to reflect the weighting or emphasis of each element to the performance target. The annual cash bonus amount awarded to each executive officer is dependent upon the Company and/or business unit performing to the performance targets. Being closely tied to the Company’s annual budget, the growth targets are intended to create long-term value for our shareholders. The executive is eligible to be awarded a percentage of their respective base salary for actual results that closely approximate the performance targets. The eligible percentage of base compensation attainable is scaled upwards and downwards in increments of ten-percentage points corresponding to changes upwards and downwards in the Company’s performance targets. No bonus award percentages are developed for performance below 90% of targets and no additional award has been assigned for performance above 110% of targets. For performance levels below 90% and above 110% of the performance targets, the Board retains the right to determine the size of each bonus awards based upon its discretion.

Each executive has been classified within a bonus tier, reflecting the views of the Compensation Committee and Board of Directors on the executive’s total compensation and ability to impact the results of the company among other factors. The Compensation Committee also reserves and retains the right to award cash bonuses for achievements outside the objective performance targets or to reduce the amount awarded at its discretion. The Compensation Committee sets the specific performance targets for executives after (i) reviewing and considering the Company’s budget and strategic goals, as adopted by the Board of Directors, (ii) engaging in active dialog with our CEO concerning our strategic objectives and performance, and (iii) reviewing the appropriateness of the financial measures used in the Cash Bonus Plan.

The Compensation Committee adjusts revenue and earnings performance targets used in the cash bonus calculations, in order to reduce the influence of certain events not previously budgeted such as acquisitions, start-ups and other not previously budgeted transactions. In determining an executive officer’s cash bonus opportunity, the Compensation Committee considers (i) the value that achieving specific performance targets will add to our shareholders, (ii) the degree of difficulty in achieving specific performance targets, and (iii) each of the other elements comprising the executive’s total compensation. When calculating the cash bonus earned by an executive officer, the Compensation Committee may, in its sole discretion, eliminate or modify the size of a bonus if it deems such action is appropriate. Further, the Compensation Committee certifies, prior to payment, that the Company achieved the respective performance targets underlying the cash bonus.

Performance-Based Annual Cash Bonuses Paid to Our Named Executive Officers

For 2008, the Compensation Committee developed internal performance targets that represented annual growth of approximately 130% in our revenues and 70% in our net income. Each of the two components of our performance target (revenue and net income) was equally weighted. Equal emphasis was placed upon revenue and net income, due to the Board’s belief that the Company needed to manage its Concert Group Logistics and Bounce start-ups for both growth and profitability, in order to help maximize shareholder value. For attaining this level of performance, the Compensation Committee outlined a target bonus award of 50% of base salary for our tier I executives and 40% of base salary our tier II executives. For 2008, our Chief Executive Officer was classified into tier I and our Chief Financial Officer was classified into tier II.

In January 2009, for the year ended December 31, 2008, the Compensation Committee approved performance-based cash bonus awards under which Michael Welch received a cash bonus of 18% of his base salary and Mark Patterson received a cash bonus of 22% of his base salary. Bonus awards were lower than the targeted bonus awards, based upon the Company’s overall performance in relation to its performance targets.

For 2008, we achieved growth of 129% in our revenue from continuous operations, while our net income increased 55% within our continuing operations and 45% for all operations, continuing and discontinued. Our Named Executive Officers received cash bonuses of the following amounts:

2008 Performance -
Named Executive Officer and Principal Position	Based Bonus ($)

Michael R. Welch, President and CEO	35,000
Mark K. Patterson, former Chief Financial Officer	35,000

Long-Term Incentives

In June 2005, our shareholders approved and ratified our Amended and Restated 2001 Stock Option Plan (“Stock Option Plan”). Our Stock Option Plan is a broad-based equity compensation plan that we use to attract, motivate, and retain qualified executive officers by providing them with long-term incentives. We also use the Stock Option Plan to align our executives’ and shareholders’ long-term interests by creating a strong and direct link between executive pay and shareholder return.

The Stock Option Plan allows the Compensation Committee to link compensation to performance over a period of time by granting awards that have multiple-year vesting schedules. Awards with multiple-year vesting schedules, such as stock options, provide balance to the other elements of our compensation program that otherwise link compensation to annual performance. Awards with multiple-year vesting schedules create incentives for executive officers to increase shareholder value over an extended period of time because the value received from such awards is based on the growth of the stock price above the grant price. Such awards also incent executives to remain with us over an extended period of time. Thus, we believe our Stock Option Plan is an effective way of aligning the interests of our executive officers with those of our shareholders.

Under the Stock Option Plan, the Compensation Committee may grant stock options or award restricted stock as forms of executive officer compensation. To date, the Compensation Committee has only awarded stock options under the Stock Option Plan because the Committee believes that stock options have historically been an effective means of providing executive officers an incentive to work toward, and rewarding them for, increasing shareholder value. The Compensation Committee recognizes a broad trend toward some level of restricted stock grants and may, in its discretion, award restricted stock in the future.

The Compensation Committee considers several factors when determining the number of options to award to our executive officers. When determining the number of options to grant executive officers, the Compensation Committee considers (i) the value of the option in relation to other elements of total compensation; (ii) the number of options currently held by the executive; (iii) the number of options granted to the executive in prior years; and (iv) the executive’s position, scope of responsibility, ability to affect our profits, ability to create shareholder value, and historic and recent performance.

Long Term Incentives Awarded to Our Named Executive Officers

At various times during 2008, after considering each of the factors described above and reviewing the performance and growth of our Company over the past several years, the Compensation Committee granted our Named Executive Officers options to purchase shares of our Common Stock, with an exercise price equal to the fair market value of the underlying Common Stock on the date of the grant, in the following amounts:

Options Granted
Named Executive Officer and Principal Position	(#)

Michael R. Welch, President and CEO	210,000
Mark K. Patterson, Chief Financial Officer	140,000

Historically, most option grants have been made once per year contemporaneously with or following the conclusion of the prior year’s annual audit, during the first quarter of each year. From time-to-time the Compensation Committee has granted option awards during other calendar quarters, in response to some changing business fundamental or as an incentive to a newly appointed executive. All options granted under our Stock Option Plan (i) have a grant date that is established when the Compensation Committee approves the grant and all key terms have been determined, (ii) have an exercise price equal to the fair market value of the underlying Common Stock on the date of the grant, (iii) are subject to a vesting schedule, (iv) are exercisable for a maximum term of 10 years, and (v) once made, may not be repriced.

Other Compensation

We provide our Named Executive Officers with certain other benefits that we believe are reasonable, competitive, and consistent with our overall executive compensation program. We believe that these benefits generally allow our executives to work more efficiently. The costs of these benefits generally constitute only a small percentage of each executive’s total compensation. In setting the amount of these benefits, the Compensation Committee considers (i) each executive’s position and scope of responsibilities, and (ii) all other elements comprising the executive’s compensation. We provided the following additional benefits to some or all of our Named Executive Officers during 2008: (i) a vehicle allowance, and (ii) contributions to a non-qualified deferred executive compensation plan. We report these costs as personal benefits for the Named Executive Officers in the “Non-equity Deferred Compensation” and “All Other Compensation” columns in the Summary Compensation Table following within this report.

The contributions to our non-qualified deferred executive compensation plan for 2008, were primarily associated with the employment agreement executed between the Company and our Chief Executive Officer. The Company also made a small matching contribution to the deferred compensation plans of our CEO. Matching contributions to the non-qualified deferred compensation plan are limited to 25% of the employee contribution and further limited to $2,500 per employee per year.

Employee Benefits

Our Named Executive Officers are eligible to participate in all of our employee benefit plans, such as our 401(k) Plan and medical, dental, and group life insurance plans, in each case on the same basis as our other employees.

Employee Benefits Paid to Our Named Executive Officers

In 2008, in addition to providing medical, dental, and group life insurance to our Named Executive Officers, we also contributed $10,800 which represents our matching discretionary contribution, to the Non-qualified Deferred Compensation and 401(k) Plans of our of Named Executive Officers.

Employment Agreements

It is the position of the Compensation Committee that employment contracts are generally unnecessary to attract and retain key executives, except in certain positions. Accordingly, the Compensation Committee has used its discretion to restrict the number of contracts for certain executives. The section below identifies the employment contract in place with each of our NEO’s and the maturity date of each contract. The contracts in general have contained provisions outlining annual compensation, annual incentive bonuses, stock awards, severance agreements, or change-of-control agreements with our Named Executive Officers.

Employment Contracts

The Company entered into an employment agreement with Michael R. Welch, the Company’s Chief Executive Officer, on July 1, 2005, which was amended and extended on July 2, 2008. The contract, as amended, has a maturity date of July 1, 2011. The agreement provides for a compensation package that includes golf club allowance, auto allowance, cellular and other expense allowances. Mr. Welch’s starting base salary at the time of this renewal was $200,000 with provisions for an annual review of the salary and increases as determined appropriate by the Compensation Committee of the Board of Directors. Mr. Welch is also eligible to receive an annual bonus based on the Company’s financial performance in the form of stock options and cash, as outlined by the Compensation of the Board of Directors each year. The agreement also extended the maturity date from August 9, 2009 to August 9, 2014 on 500,000 options with a strike price of $1.45 each. These options had been originally granted to Mr. Welch upon his appointment as President in 2005. Mr. Welch’s employment agreement provides for the continuation of compensation in the event of termination for reasons other than cause or in the event of a change in control. In either case, Mr. Welch is to receive twelve months of his then current base salary, excluding benefits and perquisites. Mr. Welch is also entitled to a payment equivalent to the average of the last three bonus awards, in the event of termination due to change in control. In March 2009, in response to decreased business volume, Mr. Welch voluntarily and temporarily reduced his base compensation to $160,000, and suspended his bonus plan for 2009 along with his deferred compensation contribution for 2009, and certain other perquisites, until such time as the economy improves. The Compensation Committee, along with Mr. Welch may evaluate and reinstate his contractual compensation arrangements at a future date.

In August 2008, the Company entered into a second amendment to the employment agreement with Mark Patterson, the Company’s former Chief Financial Officer. The agreement extended the maturity date of Mr. Patterson’s employment contract to August 1, 2011 and provided certain financial protections to Mr. Patterson in the event of a change in the control of the Company’s stock. The agreement provided for a base salary of $160,000, together with an annual bonus plan and other perquisites be provided to Mr. Patterson during the term. In March 2009 in response to the decrease in business volume, Mr. Patterson voluntarily and temporarily reduced his base compensation to $144,000 and suspended his bonus plan for 2009. Upon Mr. Patterson’s resignation and departure from the Company effective April 3, 2009, the contract was deemed terminated at the option of Mr. Patterson, consequently the Company’s obligations under the contract ceased at that time.

Summary Compensation Table

The following table sets forth information concerning the total compensation for fiscal year 2008 awarded to, earned by, or paid to those persons who were, at December 31, 2008, our Chief Executive Officer and other most highly compensated executive officer with total compensation exceeding $100,000 for the fiscal year ended December 31, 2008 (collectively, the “Named Executive Officers”).

			Cash		Non-Equity
			Incentive	Option	Deferred	All Other	Total
		Salary(1)	Bonus(2)	Awards(3)	Compensation(4)	Compensation(5)	Compensation
Name and Position	Year	$	$	$	$	$	$

Michael R. Welch	2008	192,500	35,000	41,400	15,000	13,300	297,200
Chief Executive Officer	2007	180,000	99,900	40,300	30,000	20,600	370,800
Mark K. Patterson	2008	151,000	35,000	13,133	—	7,200	206,333
Chief Financial Officer	2007	141,700	63,800	8,600	—	4,700	218,800

(1)	Included within this column is the base salary paid to each Named Executive Officer during each year.

(2)	Included within this column are the performance based annual cash bonus awards earned within each year, and paid subsequent to year-end.

(3)	Included within this column are the awards of stock options based upon the Company’s performance. The dollar amount represented is FAS 123R expense reported within the Company’s financial statements for each period presented. Please refer to footnote 1, within the Company’s annual report on form 10-K for a complete description of the assumptions used in the calculations of the compensation expense for each period presented.

(4)	Included within this column are the contributions to the Company’s non-qualified deferred compensation plan for each Named Executive Officer. In March 2009, Mr. Welch voluntarily waived his 2008 deferred compensation award, which remained unpaid at that time. The amount waived was $15,000.

(5)	Included within this column are other compensation items paid to each Named Executive Officer. These are further detailed in the subsequent table titled “All Other Compensation.”

All Other Compensation Table

The following table describes each component of the “All Other Compensation Table” column in the Summary Compensation Table.

			Matching
			Contributions
		Perquisites and	to Retirement
		Other Personal	and 401(k)
		Benefits(1)	Plans(2)	Total
Name	Year	($)	($)	($)

Michael R. Welch	2008	7,300	6,000	13,300
	2007	11,700	8,900	20,600
Mark K. Patterson	2008	2,400	4,800	7,200
	2007	1,800	2,900	4,700

(1)	Included within this column are primarily amounts for cell phone reimbursements and automobile allowances.

(2)	Included in this column are matching contributions to the Company’s 401-K plan and non-qualified deferred compensation plan. Only amounts contributed directly by the employee are eligible for matching contributions and these matches are identical to those available to other employees.

Narrative to the Summary Compensation Table

See “Executive Compensation — Compensation Discussion and Analysis” for a complete description of our compensation plans pursuant to which the amounts listed under the Summary Compensation Table were paid or awarded and the criteria for such award or payment.

Grants of Plan-Based Awards

The following table sets forth information concerning each grant of an award made to our Named Executive Officers during 2008.

		Options	Exercise	Grant Date
	Grant	Granted	Price	Fair Value
Named Executive Officer and Principal Position	Date	(#)	($)	($)

Michael R. Welch, President and CEO	1/16/2008	60,000	0.98	21,600
	12/12/2008	150,000	0.92	52,500
Mark K. Patterson, Chief Financial Officer	1/16/2008	40,000	0.98	14,400
	12/12/2008	100,000	0.92	35,000

Narrative to Grants of Plan-Based Awards

See “Executive Compensation — Compensation Discussion and Analysis” for a complete description of (i) the performance targets for payment of annual incentives, and (ii) the options that we awarded during the year.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning all stock option grants held by our Named Executive Officers as of December 31, 2008. All outstanding equity awards are in shares of our Common Stock.

	All Option Awards
						Grant Date Fair
					Exercise or	Value of Stock
					Base Price of	and Option	Option
		Number	Number	Number	Option Awards	Awards	Expiration
Name	Grant Date	Granted	Exerciseable	Unexerciseable	($/Share)	($)	Date

Michael R. Welch	8/9/2004	500,000	433,333	66,667	1.45	160,000	8/9/2014
	7/1/2005	100,000	100,000	0	0.57	20,000	7/1/2015
	2/28/2006	50,000	47,222	2,778	0.79	11,500	2/28/2016
	2/7/2007	60,000	36,667	23,333	1.48	37,800	2/7/2017
	1/16/2008	60,000	18,333	41,667	0.98	21,600	1/16/2018
	12/12/2008	150,000	0	150,000	0.92	52,500	12/12/2018
Mark K. Patterson	8/15/2005	100,000	100,000	0	1.25	7,000	8/15/2015
	2/28/2006	25,000	23,611	1,389	0.79	5,750	2/28/2016
	2/7/2007	40,000	24,444	15,556	1.48	25,200	2/7/2017
	1/16/2008	40,000	12,222	27,778	0.98	14,400	1/16/2018
	12/12/2008	100,000	0	100,000	0.92	35,000	12/12/2018

Vesting Schedule Table

The following table describes the vesting schedule as of December 31, 2008, for each option listed in the Outstanding Equity Awards at Fiscal Year-End Table.

All Option Awards
Option Grant
	Date	Option Awards Vesting Schedule

Michael R. Welch	8/9/2004	Equal amounts are vested monthly over the subsequent three years following date of grant.
	7/1/2005	Equal amounts are vested monthly over the subsequent three years following date of grant.
	2/28/2006	Equal amounts are vested monthly over the subsequent three years following date of grant.
	2/7/2007	Equal amounts are vested monthly over the subsequent three years following date of grant.
	1/16/2008	Equal amounts are vested monthly over the subsequent three years following date of grant.
	12/12/2008	Equal amounts are vested monthly over the subsequent three years following date of grant.
Mark K. Patterson	8/15/2005	100% Vested immediately upon signing of employment agreement.
	2/28/2006	Equal amounts are vested monthly over the subsequent three years following date of grant.
	2/7/2007	Equal amounts are vested monthly over the subsequent three years following date of grant.
	1/16/2008	Equal amounts are vested monthly over the subsequent three years following date of grant.
	12/12/2008	Equal amounts are vested monthly over the subsequent three years following date of grant.

Option Exercises and Stock Vested

During 2008, there were no exercises of options or vestings of stock awards among our Named Executive Officers and Directors.

Compensation of Directors

The following table sets forth information concerning the compensation of our non-employee directors for fiscal 2008.

	Fees Earned or Paid	Stock	Option
	in Cash	Awards	Awards	Total
Name	($)	($)	($)	($)

James J. Martell	23,250	—	9,100	32,350
Jay N. Taylor	16,000	—	14,200	30,200
Calvin (Pete) R. Whitehead	19,500	—	10,300	29,800
Jennifer H. Dorris	25,000	—	10,300	35,300
John F. Affleck-Graves	8,000	—	18,500	26,500
Daniel Para	6,000	—	—	6,000

Narrative to Director Compensation

The Company’s Board appoints the executive officers to serve at the discretion of the Board. For individual directors who are employees or those not classified as independent, no additional cash compensation is provided for service on the Board. The Company’s non-employee director compensation plan was last modified during 2006. In the first quarter of each year, the Board reviews the Company’s results and market comparisons for board compensation. Based upon this review a determination is made as to whether modifications to the existing board compensation plan should be made. Under the current plan, new independent board members are awarded a one-time grant of up to 100,000 options at the then current market price at the time they join. At the end of the month in which each independent board member was appointed to the board, the board member receives 25,000 options to purchase the Company’s common stock at a strike price equivalent to the price of the Company’s common stock at the time of grant. All grants of options to board members vest over a three-year term and have a maturity date determined at the time of grant, but not to exceed ten years. In addition to stock option awards, each independent director also receives (i) $2,000 per day for each board meeting attended in person; (ii) $500 for participation in a board or audit committee conference call; and (iii) reasonable reimbursement of expenses associated with attendance and participation at board meetings. The Chairperson of the Board of Directors receives an annual fee of $25,000. The Chairperson of the Compensation Committee receives an annual fee of $10,000. The Chairperson of the Audit Committee receives an annual fee of $15,000. The Chairperson of the Nominating Committee receives an annual fee of $5,000. Each of the chairperson fees is remitted in four equal installments, throughout the year. In March 2009, in response to the weakness within the Company’s business, the Board members voluntarily and temporarily reduced their fees, amounts ranging from 10% to 33%. The Compensation Committee of the Board of Directors, together with the executive management of the Company will reevaluate the Company’s performance and results at a later date and make a determination as to when to reinstate the regular Board compensation structure.

Stockholder Communication with the Board

The Board of Directors has established a process to receive communications from stockholders. Stockholders may contact any member (or all members) of the Board of Directors (or the non-management directors as a group) or any committee of the Board of Directors by mail. Correspondence to the entire Board of Directors, any individual director or any group or committee of directors should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent “c/o Chief Executive Officer, 3399 South Lakeshore Drive, Suite 225, Saint Joseph, Michigan 49085.

All communications received as set forth in the preceding paragraph will be opened by the office of our Chief Executive Officer for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board of Directors or any group or committee of directors, the Chief Executive Officer’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the correspondence or e-mail is addressed.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to us, as of March 31, 2009, relating to the beneficial ownership of shares of common stock by:

(i) each person who is known by us to be the beneficial owner of more than 5% of the Company’s outstanding common stock;

(ii) each director;

(iii) each executive officer; and

(iv) all executive officers and directors as a group.

Under securities laws, a person is considered to be the beneficial owner of securities owned by him (or certain persons whose ownership is attributed to him) or securities that can be acquired by him within 60 days, including upon the exercise of options, warrants or convertible securities. The Company determines a beneficial owner’s percentage ownership by assuming that options, warrants and convertible securities that are held by the beneficial owner, but not those held by any other person, and which are exercisable within 60 days, have been exercised or converted.

The Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as being owned by them. Unless otherwise indicated, the address of each beneficial owner in the table set forth below is care of Express-1 Expedited Solutions, Inc., 3399 South Lakeshore Drive, Suite 225, Saint Joseph, Michigan 49085.

Included within the table are all beneficial owners of more than 5% of the outstanding common stock of the Company as of March 31, 2009, based upon the public filings available to the Company. The Company has no additional knowledge of any beneficial owner of more than 5% of the Company’s common stock, outside of the records available through the SEC’s website.

Security Ownership of Certain Beneficial Owners and Management

	Amount and
	Nature of
	Beneficial	Percentage
Name/Address of Beneficial Owner	Ownership	of Class

5% Stockholders:
Archon Capital Management, LLC(1)	3,562,270	11%
Cross River Capital Management LLC(2)	2,387,235	7%
Federated Investors, Inc.(3)	1,965,115	6%

Named Executive Officers:
Michael R. Welch(4)	1,016,033	3%
Mark K. Patterson(5)	181,567	*

Non-Employee Directors:
Daniel Para(6)	3,962,509	12%
James J. Martell(7)	416,632	1%
Jay N. Taylor(8)	299,306	1%
Calvin R. (Pete) Whitehead(9)	281,667	*
Jennifer H. Dorris(10)	278,611	*
John F. Affleck-Graves(11)	104,444	*

Executive Officers and Directors as a Group	6,540,769	20%
(8 People)

*	Less than 1%

(1)	Archon Capital Management LLC is located at 719 Second Avenue, Suite 1403, Seattle, Washington 98104.

(2)	Cross River Capital Management LLC is located at 90 Grove Street, Suite 201, Ridgefield, CT 06877.

(3)	Federated Investors, Inc. is located in Federated Investors Tower, Pittsburgh, PA 15222.

(4)	Includes 685,833 shares underlying options to purchase common stock at prices ranging from $0.57 to $1.48 per share and expiring at dates between August 9, 2014 and December 12, 2018.

(5)	Includes 176,667 shares underlying options to purchase common stock at prices ranging from $0.79 to $1.48 and expiring at dates between August 15, 2015 and December 12, 2018. Effective with his departure from the Company on April 3, 2009, Mr. Patterson’s options will expire 30 days from that date, unless exercised, in accordance with the terms of the 2001 Stock Option Plan.

(6)	Includes 1,389 shares underlying common stock purchase warrants exercisable at $0.97 per share expiring on January 27, 2019.

(7)	Includes 378,472 shares underlying common stock purchase warrants exercisable from $0.74 to $1.35 per share expiring at dates between January 27, 2015 and January 29, 2019.

(8)	Includes 274,306 shares underlying common stock purchase warrants exercisable from $0.74 to $1.40 per share expiring at dates between July 15, 2015 and April 17, 2018.

(9)	Includes 279,167 shares underlying common stock purchase warrants exercisable from $0.74 to $1.35 per share expiring at dates between July 15, 2015 and January 12, 2019.

(10)	Includes 273,611 shares underlying common stock purchase warrants exercisable from $0.74 to $1.42 per share expiring at dates between July 15, 2015 and April 17, 2018.

(11)	Includes 94,444 shares underlying common stock purchase warrants exercisable from $1.00 to $1.34 per share expiring at dates between October 25, 2016 and December 19, 2018.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934 (the “Exchange Act”) requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission (“SEC”) and any securities exchanges on which the equities of the Company trade, initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company copies of all Section 16(a) reports they file.

Based solely on the Company’s review of copies of forms filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, and written representations from certain reporting persons, the Company believes that during 2008 all reporting persons timely complied with all filing requirements applicable to them.

PROPOSAL 1

ELECTION OF BOARD MEMBERS

Board Recommendation

For the reasons outlined above, the Board recommends a vote FOR each nominee standing for election to the Board of Directors.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has selected Pender Newkirk and Company LLP (Pender Newkirk) to serve as the Company’s independent accountants for the year ending December 31, 2009. Representatives of Pender Newkirk are expected to be present at the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions. Pender Newkirk served as the Company’s independent accountants for the year ended December 31, 2008.

Principal Account Fees and Services

Audit Fees

The aggregate fees billed for professional services rendered by Pender Newkirk for the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q were $177,000 and $128,000 for the years ended December 31, 2008 and 2007. The foregoing fees were incurred with respect to professional services that are normally provided by our auditors. In connection with statutory and regulatory filings or engagements, such services are rendered for the audit of the Company’s consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services.

Audit-Related Fees

The Company did not incur any fees for professional services rendered by Pender Newkirk for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under the caption “Audit Fees” above for the years ended December 31, 2008 and 2007.

Tax Fees

The aggregate fees billed for professional services rendered by Pender Newkirk for tax compliance, tax advice, and tax planning were $50,000 and $30,700 for the years ended December 31, 2008 and 2007. The foregoing fees were incurred with respect to professional services provided in connection with tax compliance, advice and planning. These services include assistance regarding federal, state and international tax compliance, assistance with tax reporting requirements and audit compliance, and mergers and acquisitions tax compliance.

All Other Fees

The Company incurred $14,000 of additional fees during the year ended December 31, 2008, in addition to those set forth above, for other services rendered by Pender Newkirk to the Company. No additional fees were incurred for the year ended December 31, 2007.

Miscellaneous

The Audit Committee reviews, and in its sole discretion pre-approves, our independent auditors’ annual engagement letter including proposed fees and all audit and non-audit services provided by the independent auditors. Accordingly, all services described under “Audit Fees,” “Audit-Related Fees,” “Tax Fees” and “All Other Fees” were pre-approved by our Audit Committee. The Audit Committee may not engage the independent auditors to perform the non-audit services prohibited by law or regulation. The Audit Committee may delegate pre-approval authority to a member of the Audit Committee, and authority delegated in such manner must be reported at the next scheduled meeting of the Audit Committee.

Board Recommendation

The Board recommends that the Stockholders vote FOR the ratification of the appointment of Pender Newkirk as the Company’s independent auditor for the year ending December 31, 2009.

PROPOSAL 3

OTHER MATTERS

The Board does not know of any other matters that may come before the Meeting. If any other matters are properly presented to the Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise to act, in accordance with their best judgment on such matters.

STOCKHOLDER PROPOSALS

Proposals of Stockholders intended to be presented at the Company’s 2010 Meeting of Stockholders must be received by the Company no later than January 1, 2010, in order to be included in the proxy statement and the proxy relating to that Annual Meeting.

Whether or not you plan to attend, The Company urges you to complete, sign and return the enclosed proxy in the accompanying envelope. A prompt response will greatly facilitate arrangements for the Meeting, and your cooperation will be appreciated. Stockholders who attend the Meeting may vote their shares personally even though they have sent in their proxies.

Express-1 Expedited Solutions, Inc.
c/o National City Bank
Shareholder Services Operations
Locator 5352
P. O. Box 94509
Cleveland, OH 44101-4509
Vote by Telephone
Have your proxy card available when you call the Toll-Free Number 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.
Vote by Internet
Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions presented to record your vote.
Vote by Mail
Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return to: National City Bank, P.O. Box 535300, Pittsburgh, PA 15253.

Vote by Telephone
Call Toll-Free using a
Touch-Tone Telephone:
1-888-693-8683

Vote by Internet
Access the Website and
cast your vote:
www.cesvote.com

Vote by Mail
Return your proxy card
in the postage-paid
envelope provided.

Vote 24 hours a day, 7 days a week!
If you vote by telephone or Internet, Please do not send your proxy by mail.

è

If voting by mail, proxy must be signed and dated below.
ê Please fold and detach card at perforation before mailing ê

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 11, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
EXPRESS-1 EXPEDITED SOLUTIONS, INC.
The undersigned holder of shares of Common Stock of EXPRESS-1 EXPEDITED SOLUTIONS, INC., a Delaware corporation (the “Company”), hereby appoints Michael R. Welch with full power of substitution, the proxy and attorney of the undersigned, to vote as specified hereon at the Annual Meeting of Stockholders (the “Meeting”) of the Company to be held at the Express-1 training center located at 441 Post Road, Buchanan, Michigan 49107, on June 11, 2009 at 4:00 p.m., Eastern Daylight Time, and at any adjournments or postponements thereof, with all powers (other than the power to revoke the proxy or vote the proxy in a manner not authorized by the executed form of proxy on the reverse side hereof) that the undersigned would have if personally present at the Meeting, to act in the undersigned’s discretion upon any other matter or matters that may properly be brought before the Meeting and to appear and vote all the shares of Common Stock of the Company that the undersigned may be entitled to vote. The undersigned hereby acknowledges receipt of the accompanying Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2008, and hereby revokes any proxy or proxies heretofore given by the undersigned relating to the Meeting.
      This proxy may be revoked at any time prior to the voting thereof.

Dated:	, 2009

Signature

Signature (if held jointly)

Please date and sign as name appears hereon. When signing as Executor, Administrator, Trustee, Guardian or Attorney, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized corporate officer. If a partnership, please sign in partnership name by authorized person. Joint owners should each sign.

PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

YOUR VOTE IS IMPORTANT
Regardless of whether you plan to attend the Annual Meeting of
Stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.
ê Please fold and detach card at perforation before mailing. ê

Express-1 Expedited Solutions, Inc.	PROXY
UNLESS OTHERWISE MARKED, THIS PROXY WILL BE VOTED AS IF MARKED FOR THE PROPOSALS BELOW.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH PROPOSAL.

1.	To elect the two nominees listed below to the Board of Directors of the Company.

	NOMINEES:	(1) James J. Martell (2) Calvin (“Pete”) R. Whitehead

		☐ FOR all nominees		☐ WITHHOLD AUTHORITY
		(except as marked below)		to vote for all nominees

INSTRUCTIONS: To withhold authority to vote for any nominee(s), write the name(s) of the nominee(s) on the line below:

2.	To ratify the Company’s selection of Pender Newkirk & Company LLP as independent auditors for the year ending December 31, 2009.

		☐ FOR	☐ AGAINST	☐ ABSTAIN

(TO BE SIGNED ON THE REVERSE SIDE)